UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ITERIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Filed by Iteris, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Iteris, Inc.

Commission File No.: 001-08762

This filing relates to the proposed merger (the “Merger”) of Iteris, Inc., a Delaware corporation (“Iteris”), Almaviva S.p.A, an Italian Societá per azioni (“Parent”), and Pantheon Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 8, 2024 (the “Merger Agreement”), by and among Iteris, Merger Sub, and Parent.

The following email and communication was sent by Iteris, on behalf of Joe Bergera, Chief Executive Officer of Iteris, to employees of Iteris on August 8, 2024.

SUBJECT: Important Announcement on behalf of Joe Bergera

All-Employee Note from J. Bergera

Team,

I am excited to inform you that Iteris has entered into a definitive merger agreement to be acquired by Almaviva S.p.A., a global leader in digital innovation and transformation, for $7.20 per share in an all-cash transaction valuing the company at $335 million. A press release that we just issued is available as an attachment to this message. I am sure this news is a surprise to most of you, so I want to provide some context and outline what this means going forward.

Almaviva is a private company (meaning its stock is not traded on a public exchange) headquartered in Italy. Almaviva has built an extensive global network of innovative solutions and services across digital transformation, digital reputation management and people-centered technology. Almaviva’s transportation and logistics business, specifically, creates and manages mission-critical enterprise solutions for public and private rail, road and terminal hub operators around the world.

While we weren’t necessarily looking to sell Iteris, Almaviva approached us with an offer that our Board determined unanimously to be in the best interest of all our stakeholders, including our shareholders, employees, and customers, and will be recommended to our shareholders by our Board. Being part of Almaviva’s network will put us in a much stronger position to continue to innovate and expand global adoption of our ClearMobility platform.

Almaviva shares our vision for the future of digital mobility and our commitment to excellence. Indeed, in our discussions with the Almaviva team, I was impressed by their deep respect for our team and the solutions portfolio we have built together. I want to be clear: Almaviva is acquiring us for our people as much as our platform and we expect to continue to operate largely as we do now as a combined company.

What This Means for You

While today’s news is a major milestone, this is just the first step in the process. We will continue to operate as completely separate companies until the transaction closes, which we expect to occur this year, subject to shareholder and regulatory approval as well as other customary closing conditions. Following the close, Iteris will become part of Almaviva and our stock will no longer trade on Nasdaq. Otherwise, we expect our day-to-day to look largely the same as it does after the close.

Next Steps

On Friday at 9:00 am Pacific Time, I will host a Town Hall meeting to review this announcement and answer any initial questions you may have. An invite will be coming shortly. Following this meeting, we will continue to keep you informed about this process. In the meantime, if you receive any inquiries from members of the press, analysts, or shareholders, please do not respond or engage. Instead, forward the inquiry directly to P-A Rebeyrat at prebeyrat@iteris.com.

In closing, thank you for your hard work and dedication, and for being part of this amazing team. I also want to assure you that our commitment to customer success remains steadfast and we do not expect this event to have any impact on our customers, partners, or any other members of our ecosystem.

I look forward to writing this next chapter of our company’s history together.

Sincerely,

Joe

Here's the attachment as a link for your review:
Iteris Press Release 8.8.24.pdf
Add your comments and collaborate with others in real time. You don't need to download Acrobat or sign up to access the file.

Here's the attachment as a link for your review:

Iteris Employee FAQs.pdf

Add your comments and collaborate with others in real time. You don't need to download Acrobat or sign up to access the file.

Iteris Employee

FAQs August 8, 2024

1.	Who is Almaviva? What are their culture and values?
•	Headquartered in Italy, Almaviva is a privately owned digital innovation group, helping companies to embrace new digital platforms across a range of public and private market sectors.
•	With 30 companies and 79 offices in Italy and abroad, Almaviva has built an extensive global network of innovative solutions and services across digital transformation, digital reputation management and people-centered technology.
•	Almaviva shares our vision for the future of digital mobility and our commitment to excellence.
•	As part of Almaviva’s network, Iteris will be strongly positioned to continue to innovate and expand the global adoption of our ClearMobility Platform.

2.	Who will lead Iteris operations going forward? Who from our management team will continue with the combined company after the transaction closes?
•	It’s still early days. Those decisions will be finalized as part of the integration process.
•	Right now, we must remember today is just the first step in the process. Until the transaction closes, which is expected to occur in 2024, Iteris and Almaviva will continue to operate as separate and independent companies.
•	Until then, it is critical that we conduct business as usual and continue to stay focused on our key business priorities.

3.	What does this mean for me?
•	As part of Almaviva’s network, Iteris will be strongly positioned to continue to innovate and expand the global adoption of our ClearMobility Platform.
•	Right now, we must remember that today is just the first step in the process. Until the transaction closes, which is expected to occur in 2024, Iteris and Almaviva will continue to operate separately, as independent companies.
•	Until then, it is critical that we conduct business as usual and continue to stay focused on our key business priorities.

4.	Will there be layoffs?
•	Importantly, Almaviva is acquiring us for our people as much as our platform; we do not anticipate layoffs as a result of this transaction.
•	Following the closing of the transaction, Almaviva will need to take the appropriate time to assess the Iteris organization and make employment-related decisions.
•	Further information will be shared as it becomes available but please keep in mind that many details remain to be worked out.
•	For now, it is very important that we remain focused on our key business priorities and ensuring the continued success of Iteris.

5.	What impact will this transaction have on our culture?
•	Almaviva shares our vision for the future of digital mobility and our commitment to excellence.
•	As part of Almaviva’s network, Iteris will be strongly positioned to continue to innovate and expand the global adoption of our ClearMobility Platform.

6.	What is the plan for integration?
•	We are working through those details now.
•	An integration team will be created; rest assured, we are committed to keeping you informed.

7.	How is my overall compensation, title and related matters impacted at this time?
•	Until the closing of the transaction, there are no expected changes to our operations, organizational structure or cash compensation and benefit policies.
•	Our number one priority is to make this a smooth transition for everyone.
•	An integration team will be created; rest assured, we are committed to keeping you informed.

8.	I have vested and unvested stock options. What happens to my stock options now?
•	At the closing of the transaction, any outstanding and unexercised stock options you hold, whether vested or unvested, will be accelerated and become fully vested without any action on your part.
•	Each stock option with an exercise price per share of less than $7.20 will be canceled and converted into the right to receive an amount in cash equal to (i) the total number of shares underlying the stock option, multiplied by (ii) the excess of $7.20 over the exercise price per share of the stock option.
•	Each stock option with an exercise price per share of $7.20 or greater will be cancelled and forfeited for no consideration.
•	At the closing of the transaction, your stock options will cease to exist. Any payments you receive in respect of your outstanding stock options will be subject to applicable tax withholdings.
•	Example: If immediately prior to closing you held outstanding options exercisable for 1,000 shares with an exercise price of $4.00 per share, you would receive $3,200 (($7.20 – $4.00) x 1,000) shortly following the closing. Payments will be subject to applicable tax withholdings.
•	The exchange of Iteris equity and equity awards for cash pursuant to the will be a taxable transaction for U.S. federal income tax purposes at the time of receipt of any such payments. We recommend you consult your tax advisor. Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation.

9.	What happens if I exercise my currently vested stock options before the transaction closes?
•	You may exercise your vested stock options in accordance with our normal procedures for exercising options. You will then be treated as a stockholder of Iteris and may tender your shares, as discussed further below.

10.	I have unvested restricted stock unit awards. What happens to these awards if they have not fully vested by the closing?
•	At the closing of the transaction, any time-based restricted stock units (“RSUs”) you hold will be accelerated and become fully vested without any action on your part.
•	Each vested RSU will then be cancelled and converted into the right to receive an amount in cash equal to $7.20 multiplied by the number of shares issuable in settlement of such RSU award.
•	At the closing of the transaction, your RSUs will cease to exist. Any payments you receive in respect of your outstanding stock options will be subject to applicable tax withholdings.
•	Example: If immediately prior to closing you held 1,000 RSUs, you would receive $7,200 ($7.20 x 1,000) shortly following the closing. Payments will be subject to applicable tax withholdings.
•	The exchange of Iteris equity and equity awards for cash pursuant to the will be a taxable transaction for U.S. federal income tax purposes at the time of receipt of any such payments. We recommend you consult your tax advisor. Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation.

11.	I have unvested performance stock unit awards. What happens to these awards if they have not fully vested by the closing?
•	At the closing of the transaction, any performance-based restricted stock units (“PSUs”) you hold will be accelerated and become fully vested as to the number of shares to be determined as of the closing in accordance with the applicable award agreement (provided, that, (A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the closing shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any PSU tied to total stockholder return will be determined based on actual performance for the performance period in accordance with the applicable award agreement).

•	Each vested PSU will then be cancelled and converted into the right to receive an amount in cash equal to $7.20 multiplied by the number of shares issuable in settlement of such award.
•	At the closing of the transaction, your PSUs will cease to exist. Any payments you receive in respect of your outstanding stock options will be subject to applicable tax withholdings.
•	The exchange of Iteris equity and equity awards for cash pursuant to the will be a taxable transaction for U.S. federal income tax purposes at the time of receipt of any such payments. We recommend you consult your tax advisor. Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation.

12.	Can I sell shares before the close of the transaction?
•	You may sell shares of Iteris that you own in accordance with our normal procedures and compliance with our insider trading policy.

13.	Can I enroll in the ESPP or increase my ESPP contribution percentage now?
•	No, if you are not already a participant in the ESPP, you may not enroll at this time. Current ESPP participants may not increase their contribution percentage to the ESPP from what was in effect as of August 8, 2024.

14.	What happens to the current ESPP offering periods?
•	You may have elected to participate in the ongoing offering period under the ESPP (the “Final Offering Period”). If the Final Offering Period, which is scheduled to end on December 31, 2024, ends prior to the closing in accordance with its terms, your participation in the ESPP will cease at that time (after any final purchase on the final purchase date in the offering period). If the Final Offering Period will not end prior to the closing in accordance with its terms, we will set a final purchase date at least five days prior to the closing date of the transaction, and your accumulated payroll deductions will be used to purchase Iteris shares one last time prior to the closing.
•	To the extent that shares purchased during the Final Offering Period are outstanding immediately prior to the closing date of the transaction, the shares will be cancelled and exchanged for a right to receive a cash payment in an amount equal to $7.20 per share.
•	The exchange of Iteris equity and equity awards for cash pursuant to the will be a taxable transaction for U.S. federal income tax purposes at the time of receipt of any such payments. We recommend you consult your tax advisor. Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation.

15.	What happens if I voluntarily resign prior to the closing of the transaction?
•	If you voluntarily terminate your employment at any time prior to the closing of the transaction, you will not be entitled to any payment or benefits with respect to your unvested equity awards (including any unvested stock options and RSUs), which will terminate upon your resignation. However, your vested stock options will remain exercisable for such period of time as may be set forth in your stock option documentation and will remain eligible to be paid out in connection with the transaction if they are vested and have not expired prior to the closing of the transaction.

16.	Is there a change to our severance benefits?
•	Benefits under the Iteris severance guidelines will be maintained until the later of (i) the date that is 12 months following closing, or (ii) December 31, 2025. The plan provides employees who are involuntarily terminated with severance benefits based on position and/or tenure for any involuntary terminations that occurs during this time period.

17.	What do I tell customers?
•	Customers and business partners will be receiving a note from management informing them of the news.
•	Employees who manage relationships with our customers [and partners] will be provided with specific talking points to help guide conversations.
•	Our commitment to customer success remains steadfast and we do not expect this event to have any impact on our customers, partners, or any other members of our ecosystem.

18.	What are the next steps in the process?
•	Until the transaction closes, which is expected to occur in 2024, Iteris and Almaviva will continue to operate as separate and independent companies.
•	Between now and then, Iteris and Almaviva will be working to secure regulatory and shareholder approvals and meet certain closing conditions.
•	An integration team will be created to ensure a smooth transition and integration.
•	Throughout the process and beyond, we all should continue to stay focused on our key business priorities.

19.	What do I do if I’m contacted by the media?
•	If you receive any media inquiries, please forward them to P-A Rebeyrat at prebeyrat@iteris.com.

20.	Will our headquarters remain in Austin? Will I need to relocate?
•	This announcement is the first step in the process to complete the transaction. We will work together with Almaviva on a thoughtful integration plan and will keep you informed as developments occur.

21.	When can we meet leaders from Almaviva?
•	There will be opportunities to hear from the leadership of both companies as we conduct employee meetings over the next several months.
•	Following the close of our transaction, employees will have the opportunity to interact with others from Almaviva as we work through our combination.
•	However, until the transaction closes, we will continue to operate as two separate companies.

22.	Whom can I speak to if I have additional questions?
•	Please direct any further questions to your manager. We appreciate there may be further questions – some we cannot answer right now. That said, we are committed to keeping you informed.

* * *

About Iteris

Iteris, Inc. is a provider of smart mobility infrastructure management solutions. Iteris’ cloud-enabled solutions help public transportation agencies, municipalities, commercial entities and other transportation infrastructure providers monitor, visualize, and optimize mobility infrastructure to make mobility safe, efficient, and sustainable. As a pioneer in intelligent transportation systems technology, Iteris’ advanced detection sensors, mobility and traffic data, software-as-a-service offerings, and consulting services represent a comprehensive range of mobility infrastructure management solutions that serve customers in the United States and internationally. For more information about Iteris, please visit www.iteris.com.

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger involving Iteris, Inc. (“Iteris”), Pantheon Merger Sub Inc. (“Merger Subsidiary”), and Almaviva S.p.A (“Parent”). Iteris expects to seek, and intends to file with the SEC a proxy statement and other relevant documents in connection with a special meeting of the Iteris stockholders for purposes of obtaining, stockholder approval of the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Iteris and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF ITERIS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ITERIS AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Iteris with the SEC at the SEC’s website at www.sec.gov or from Iteris at its website at https://iterisinc.gcs-web.com/financial-information/sec-filings.

Participants in the Solicitation

Iteris and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Iteris’ stockholders in connection with the proposed transaction will be set forth in Iteris’ definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Iteris’ stockholders. You may also find additional information about Iteris’ directors and executive officers in Iteris’ Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which was filed with the SEC on June 13, 2024 and amended on July 29, 2024, Iteris’ Definitive Proxy Statement for its 2023 annual meeting of stockholders, which was filed with the SEC on July 28, 2023, as supplemented by its Definitive Additional Materials for its 2023 annual meeting of stockholders, which was filed with the SEC on August 11, 2023, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Iteris, Inc. (“Iteris”) or its management is discussing its beliefs, estimates or expectations. Such statements generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” “continues,” “may,” “plan,” “will,” “goal,” or similar expressions. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, many of which are outside Iteris’ control, which could cause actual results to differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the proposed transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Agreement and Plan of Merger, the failure to obtain required regulatory approvals for the proposed transaction or the failure to satisfy the other conditions to the consummation of the proposed transaction; (2) the risk that the Merger Agreement may be terminated in circumstances requiring Iteris to pay a termination fee; (3) the risk that the proposed transaction disrupts Iteris’ current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the proposed transaction on the ability of Iteris to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (5) the effect of the announcement of the proposed transaction on Iteris’ operating results and business generally; (6) the significant costs, fees and expenses related to the proposed transaction; (7) the risk that Iteris’ stock price may decline significantly if the proposed transaction is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed transaction and instituted against Iteris and/or its directors, executive officers or other related persons; (9) other factors that could affect Iteris’ business such as, without limitation, inflationary cost pressure in labor, supply chain, energy, and other expenses, disruptions resulting from deployment of systems, changing market conditions, competition and demand for services, the market acceptance of our products and services, competition, the impact of any current or future litigation, the impact of recent accounting pronouncements, the impacts of ongoing and new supply chain constraints, the status of our facilities and product development, reliance on key personnel, general economic conditions, including rising interest rates, the impact of any current or future volatility or instability in national or international political conditions, any shutdown of the United States federal government, future impacts of COVID-19 or other future pandemics, changes in governmental regulation, personnel or budgetary constraints or policies and political agendas, the availability of project funding or other project budget issues, and operational risks, including cybersecurity incidents, and (10) other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time or at all.

If the proposed transaction is consummated, Iteris’ stockholders will cease to have any equity interest in Iteris and will have no right to participate in its earnings and future growth. These and other factors are identified and described in more detail in Iteris’ Annual Report on Form 10-K for the year ended March 31, 2024 as well as Iteris’ subsequent filings and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on Iteris’ projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, Iteris undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

* * *